Exhibit 99.1

CAI International, Inc. announces the promotion of Victor Garcia to Senior Vice President and Chief Operating Officer, Gary Sawka as Interim Chief Financial Officer and the appointment of David Remington to its Board of Directors

SAN FRANCISCO, CA, September 30, 2010 − CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today announced the following organizational changes:

•	Victor Garcia is promoted to Senior Vice President and Chief Operating Officer and will no longer serve as the company’s Chief Financial Officer.
•
Gary Sawka is appointed Interim Chief Financial Officer until a permanent replacement for the Chief Financial Officer position is found. During his service as Interim Chief Financial Officer he no longer satisfies the New York Stock Exchange independence requirements for Directors and as a result resigned from the Board of Directors.  It is intended that he will be nominated to the Board of Directors after concluding his employment as Interim Chief Financial Officer.

•	David Remington is appointed to the Board of Directors as an independent Director and also assumes the role as the Chairman of the company’s Nominating and Corporate Governance Committee.

Hiromitsu Ogawa, Chairman of the Board of CAI, commented, “We are implementing these important organizational changes as an investment in the leadership of our company.  Victor Garcia has served as our Chief Financial Officer for the past four years and has done a tremendous job positioning CAI from a private company to a successful public company.  In addition to handling the traditional Chief Financial Officer responsibilities, he has worked in close partnership with our CEO, Masaaki (John) Nishibori, guiding the strategic direction of the company.

We see great opportunities ahead for our company and as such our Board of Directors has decided to have Victor focus his full efforts on the marketing and operations of the company, reporting directly to our CEO.  Including his career as a Managing Director and senior banker in Banc of America Securities’ Transportation Group, Victor now has 20 years of experience with the container leasing industry.  He has worked closely with our marketing personnel and has good relationships with many of our customers. Our operations and information technology departments have been reporting to him for the past two years.  He will retain the responsibility for these departments in addition to the marketing department.”

He continued, “We are also very pleased to have Gary Sawka as part of our management team on an interim basis.  Gary Sawka has served on our Board of Directors since our initial public offering in May of 2007.  He has extensive experience as a Chief Financial Officer.  He has been the Senior Vice President and Chief Financial Officer of Questcor Pharmaceuticals, Inc., from September, 2008 through September, 2010.   Overall, Gary has over 35 years of accounting and finance experience, including as Chief Financial Officer of Prime Source and Itel Containers International Corporation, two marine container leasing companies.  Gary will be reporting directly to our CEO.”

He continued, further, “We are also pleased that David Remington has joined our Board of Directors as an Independent Director and will chair our Nominating and Corporate Governance Committee. David has great depth of business and finance experience through his nearly 40 years of work.  He is currently a gubernatorial appointee to the Executive Board of Energy Northwest, a nuclear and renewal power utility.  David has also served as Senior Vice President and Chief Financial Officer of Itron, Inc. from 1996 to 2004 and has taken senior executive roles as a Managing Director for Dean Witter Reynolds, Inc. and as President of Steiner Financial Corporation.”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers.  As of June 30, 2010, the company operated a worldwide fleet of approximately 776,000 TEUs of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others.  CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release.  Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:
Victor Garcia, Senior Vice-President, Chief Operating Officer
(415) 788-0100
vgarcia@capps.com